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                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
VaxGen, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-85391) on Form S-8 of VaxGen, Inc. (a development stage enterprise) of our report dated January 28, 2000, relating to the balance sheets of VaxGen, Inc. as of December 31, 1999 and 1998, and the related statements of operations, cash flows and stockholders' equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 1999 and for the period from November 27, 1995 (inception) through December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of VaxGen, Inc.



                                                     /s/ KPMG LLP

Seattle, Washington
March 28, 2000